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                                                                 Exhibit 10.14


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                                        September 15, 1995

VIA FACSIMILE


Mr. Michael Katzenstein
336 Central Park West - Apt. 9F
New York, NY 10025

Dear Michael:

I am pleased to confirm our offer of employment as Vice President, General Counsel and Corporate Secretary at a weekly base salary of $3,261.00, for an initial term of three years. In that capacity, you will report to the Chief Executive Officer and be required to work closely with the Vice President of Legal Affairs of Le Groupe Videotron Ltee, our parent company. Your compensation package will include:

     o Long term stock option plan - to be established at OpTel Inc. level during the 1995 calendar year. You would be entitled to an up-front grant of 4 times your base annual salary, to be vested in line with the Company Stock Incentive Program, i.e. 25% vesting at the end of the second year and the remaining amount vested evenly over the 3rd, 4th and 5th years of service.

     o Participation in annual bonus program of 25% based upon accomplishment of identified performance goals and objectives of OpTel Inc. This bonus may reach up to 100% of your base salary depending on OpTel's results.

     o Participation of 20% to 50% of your base salary in a three year bonus program based on achievement of value added creation, goals of OpTel Inc.

     o A company car will be provided to you with a value not to exceed $30,000.00. The insurance and maintenance will be paid by the company. The fuel cost will be paid by you.

     o We will pay you a one-time signing bonus of $40,000 payable within 30 days of your employment date.

                 1111 W. Mockingbird Lane  Dallas, TX 75247 USA
                     Tel: (214) 634-3800  Fax: (214) 634-3838

                              A Videotron Company
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Mr. Michael Katzenstein
Page two
September 15, 1995


     o A comprehensive benefits package is available to you, including a 401(k) plan, Medical, Dental and Life Insurance, Short and Long Term Disability, Employee Assistance Program, Section 125 "FlexPlan" (overview of benefits presentation made to employees attached).

     o All other terms and conditions consistent with the same executive level at OpTel.

     o  Relocation assistance as outlined in the attached enclosures.


This offer is contingent upon your passing OpTel's required pre-employment drug test for controlled substances, a background check and signing the attached Confidentiality and Non-Disclosure Agreement.

The Immigration Reform and Control Act of 1986 requires that employers verify the employment eligibility and identification of all employees hired after November 6, 1986. Accordingly, on your first day of employment, you will be asked to show a company representative the documents identified in Attachment "A" (enclosed) and sign a statement that you are lawfully authorized to work in the United States and that the documents you have presented are genuine and relate to you. Also, please bring a copy of your birth certificate and a copy of your spouse's (if applicable) for benefits purposes.

If you find these terms acceptable, please indicate your acceptance by signing below and return a copy of this letter and a completed application (enclosed) to the attention of Mr. Denny French, Human Resources Consultant.

I look forward to you joining the OpTel team and feel confident that your background, experience, and leadership will make a significant contribution to OpTel's success.

This offer is open for acceptance until October 5, 1995.




Sincerely,

/s/ Rory O. Cole
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Rory O. Cole                                    Michael Katzenstein
Chief Operating Officer

ROC/lgs




                                         A Videotron Company